UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2011

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

As previously disclosed, on August 25, 2011, Eric Johnson was appointed receiver for Private Media Group, Inc. (the “Company”) by the Nevada State Court, Clark County, Nevada in the case Consipio Holding BV v. Private Media Group, Inc. (Case No. A-10-622802-B) (the “Nevada Action”). On September 15, 2011, the Court entered an amendment to the order appointing the receiver in the Nevada Action which clarified that the receiver’s authority to remove, suspend and/or appoint directors of the Company’s direct and indirect subsidiaries shall be exercised in accordance with the corporate formalities required by the governing documents of such entities and the jurisdictions in which the various entities reside and that, in exercising this authority, the receiver shall act in the place of, and have the same powers and authority as, the Company’s existing officers and directors in managing and directing the operations of the Company’s subsidiaries.

To clarify the Company’s Form 8-K/A filed with the Securities and Exchange Commission on September 15, 2011, notwithstanding the appointment of the receiver, the Company’s Board of Directors will continue to perform its duties as required by applicable law and the NASDAQ Marketplace Rules until their successors are elected and qualified.

On September 16, 2011, the Nevada Supreme Court denied the Company’s motion to stay the appointment of the receiver in the Nevada Action. However, the Supreme Court’s denial was without prejudice to the Company’s right to renew the motion in the event the Company’s listing on The NASDAQ Stock Market (“Nasdaq”) is threatened. The Supreme Court said that consideration by the full court was warranted and granted an expedited briefing schedule for consideration of the issues. The Company currently intends to renew its motion to stay the appointment of the receiver in light of the Nasdaq delisting letter discussed in Item 3.01 below.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2011 and September 19, 2011, the Company received letters (collectively, the “September 16 Letter”) from the Listing Qualifications Department of Nasdaq stating that based on the review of public documents and information provided by the Company, Nasdaq determined that the continued listing of the Company’s securities on Nasdaq is no longer warranted based on public interest concerns under Nasdaq Listing Rule 5101 regarding:

1.	The appointment of a receiver for the Company in the Nevada Action;

2.	Loans from the Company to Slingsby Enterprises Limited, an entity controlled by Berth Milton, the Company’s CEO, and the failure of the Company’s board of directors (the “Board”) to collect on these loans;

3.	The failure of the Board to demand repayment from Mr. Milton of excess salary and instead allowing Mr. Milton to keep such excess salary as a “retention bonus”; and

4.	The entry of an Order of Attachment against the Company by the New York State Court and related concerns about the Company’s ability to continue as a going concern.

Nasdaq also determined that the Company should be delisted for its failures to comply with the majority independent board and audit committee composition requirements set forth in Listing Rules 5605(b)(1) and 5605(c)(2), respectively, because of the recent resignation of Peter Dixinger from the Board. Nasdaq determined to utilize its discretionary authority under Listing Rule 5101 to deny the Company the cure period normally afforded by Listing Rules 5605(b)(1)(A) and 5605(c)(4).

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As previously disclosed, on March 24, 2011, the Company received a letter from Nasdaq regarding the Company’s failure to meet the minimum bid price requirement of $1.00 per share pursuant to Listing Rule 5450(a)(1) for 30 consecutive business days. On September 21, 2011, the Company received a letter (the “September 21 Letter”) from the Listing Qualifications Department of Nasdaq stating that this continuing deficiency was additional grounds for delisting the Company’s securities.

The September 16 Letter advises the Company that trading of the Company’s common stock will be suspended at the opening of business on September 27, 2011 unless the Company requests a hearing before a Nasdaq Listing Qualifications Hearing Panel (the “Panel”) to appeal the proposed delisting. The Company has requested a hearing to appeal the staff determinations in the September 16 Letter and the September 21 Letter to the Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 series. The hearing on these matters has been set for October 27, 2011. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

If the Company’s common stock is delisted by Nasdaq, it may trade on the OTC Bulletin Board or on the Pink Sheets, but only if at least one market maker decides to quote the Company’s common stock. There is no assurance that any market maker will decide to quote the Company’s common stock immediately following delisting by Nasdaq or at all, and thus there is no assurance that the Company’s common stock will be eligible to trade on the OTC Bulletin Board or the Pink Sheets.

As previously disclosed, on July 21, 2011, Nasdaq notified the Company that its common stock had failed to maintain a minimum market value of publicly held shares (“MVPHS”) of $5,000,000 over the previous 30 consecutive business days as required by Listing Rule 5450(b)(1)(C) (the “MVPHS Rule”). In the September 16 Letter, Nasdaq notified the Company that it has since determined that for at least 10 consecutive business days, between August 3, 2011 to September 15, 2011, the Company’s MVPHS was $5,000,000 or greater and that the Company has regained compliance with the MVPHS Rule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: September 21, 2011	By:	/s/ Eric Johnson
Eric Johnson
Director and Court Appointed Receiver

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